                                                                   EXHIBIT 12.01

                            GENERAL HOST CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                  1996           1995           1994           1993          1992
                                              -----------    -----------    -----------    -----------   -----------
Earnings:

Income (loss) from continuing
   operations before income taxes                ($10,740)       ($4,964)        $7,685       ($53,906)       $1,005
Fixed charges against earnings                     27,937         31,064         29,672         31,183        30,679
Amortization of capitalized interest                  219            217            215            182           130
                                              -----------    -----------    -----------    -----------   -----------
       Total earnings                             $17,416        $26,317        $37,572       ($22,541)      $31,814
                                              ===========    ===========    ===========    ===========   ===========



Fixed Charges:

Interest and debt                                 $20,863        $23,845        $22,911        $23,251       $23,232
33 1/3% of net minimum rent expense                 7,074          7,219          6,761          7,932         7,447
                                              -----------    -----------    -----------    -----------   -----------
Fixed charges against earnings                     27,937         31,064         29,672         31,183        30,679
Interest capitalized                                  231             76             28            542         1,000
                                              -----------    -----------    -----------    -----------   -----------
       Total fixed charges                        $28,168        $31,140        $29,700        $31,725       $31,679
                                              ===========    ===========    ===========    ===========   ===========

Excess (defiency)                                ($10,752)       ($4,823)        $7,872       ($54,266)         $135
                                              ===========    ===========    ===========    ===========   ===========

Ratio                                                0.62           0.85           1.27          (0.71)         1.00
                                              ===========    ===========    ===========    ===========   ===========

Minimum rent expense                              $21,224        $21,658        $20,285        $23,798       $22,342
                                              ===========    ===========    ===========    ===========   ===========
